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                                                                   EXHIBIT 99.28
     Tuesday March 5, 7:36 pm Eastern Time

     Press Release

     SOURCE: GAINSCO, INC.

     GAINSCO Receives Notification of Noncompliance With NYSE Quantitive Listing Criteria

     FORT WORTH, Texas, March 5/PRNewswire-FirstCall/ -- GAINSCO, INC. (NYSE:
     GNA - news) today announced that it has received formal notice from the New York Stock Exchange ("NYSE") that GAINSCO is "below criteria" for NYSE continued listing standards requiring total market capitalization of not less than $50 million over 30 trading day period and stockholders' equity of not less than $50 million.

     The NYSE noted that the Company's average market capitalization of its common stock for the 30 trading days ended February 27, 2002 was $22.0 million and stockholders' equity at December 31, 2001 was estimated at $27.5 million, as disclosed in the Company's earnings release on February 27, 2002.

     As of the market close on March 4, 2002, the average closing price of GAINSCO's common stock had fallen below the NYSE $1.00 minimum standard for a consecutive 30 trading day period. In addition, the Company is close to falling below the NYSE minimum standard for total market capitalization of not less than $15 million over a 30 trading day period. GAINSCO's market capitalization of its common stock on March 4, 2002 was approximately $6.4 million.

     NYSE procedures indicate that listed companies that fall below continued listing standards generally have a period of time to respond to the NYSE with a plan to regain compliance. GAINSCO has acknowledged receipt of the notification and is involved in active discussions with the NYSE regarding its business plan.

     If GAINSCO's shares cease to be listed on the NYSE, the Company believes that an alternative trading venue will be available.

     GAINSCO, INC. is a nonstandard property and casualty insurance holding company. GAINSCO offers nonstandard personal lines products through retail agents in the Southeast. The Company's primary insurance subsidiaries are General Agents Insurance Company of America, Inc., MGA Insurance Company, Inc., GAINSCO County Mutual Insurance Company and Midwest Casualty Insurance Company.

     Statements made in this release that are qualified with words such as "believes", etc. are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to,
     (a) trading levels for the Company's stock on the NYSE, (b) actions that the NYSE may initiate under provisions of its Listed Company Manual, and
     (c) if GAINSCO shares cease to be listed on the NYSE, the qualification of the Company's shares for trading on a different market which would allow acceptable liquidity and trading for the Company's common stock. A forward-looking statement is relevant as of the date the statement is made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made. Please refer to the Company's recent SEC filings for further information regarding factors that could affect the Company's results.